S&T Bancorp Inc.

2023 Highlights

"It was a great year for S&T with record net income and earnings per share for the second year in a row. Our highly engaged teams that go above and beyond every day to provide an award-winning customer experience are fundamental to our success. For the quarter, I am pleased that we achieved balanced loan and deposit growth, while delivering excellent returns and efficiency. Our people-forward purpose positions us well for continued growth."

– **Chris McComish**, *Chief Executive Officer*

Asset Size
$9.6 billion
As of 12/31/23

Market Cap
$1.3 billion
As of 12/31/23

2023 Performance:

8%
Record Earnings Per Share
$3.74

7%
Record Net Income
$144.8 million

RETURN ON AVERAGE ASSETS
1.56%
IN 2023

RETURN ON AVERAGE EQUITY
11.80%
IN 2023

DIVIDEND YIELD
3.86%
AS OF 12/31/23

Recognition:

Forbes 2023 BEST-IN-STATE BANKS

Forbes Best-In-State Banks

S&T Bank was named on the Forbes list of Best-In-State Banks 2023 for the second consecutive year. Consumers assessed banks regarding overall satisfaction, trust, terms and conditions, branch services, digital services, customer service and financial advice.

Forbes 2023 AMERICA'S BEST MID-SIZE EMPLOYERS

America's Best Mid-Size Employers

S&T was honored as one of America's Best Mid-Size Employers by Forbes and Statista in 2023. This recognition was obtained through results of an independent survey applied to a vast sample of approximately 45,000 American employees working for companies with more than 1,000 employees.

TOP WORK PLACES 2023 USA

Top Workplaces USA 2023

S&T Bank was recognized as a top workplace in the United States, issued by Energage. We were chosen based solely on employee feedback gathered through an anonymous, research-based employee engagement survey.

Top Workplace for Work-Life Flexibility

S&T was awarded the 2023 Top Workplaces Culture Excellence award for Work-Life Flexibility, issued by Energage. This national award recognizes organizations that provide options to their employees in how and where they work, as well as encouraging managers to acknowledge and care about employees' concerns.